Exhibit 3.15

CERTIFICATE OF FORMATION

OF

CERVALIS HOLDINGS LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”, hereby certifies that:

FIRST: The name of the limited liability company formed hereby (hereinafter called the “Limited Liability Company”) is:

Cervalis Holdings LLC

SECOND: The address of the registered office and the name of the registered agent at that address of the Limited Liability Company in the State of Delaware required to be maintained pursuant to Section 18-104 of the Delaware Limited Liability Company Act are:

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 10th day August 2010.

/s/ Michael Boccardi
Michael Boccardi
Authorized Person